Exhibit (r)(1)

SECTION NINE: CODE OF ETHICS

This is the Code of Ethics (the “Code”) of OneAscent Capital. The Code is intended to satisfy the code of ethics requirements of Rule 204A-1 under the Advisers Act of 1940.

9.1. Who is Subject to the Code?

The Code applies in its entirety to the following persons:

Every managing director, principal, partner or officer (or any person performing similar functions), or employee of OneAscent Capital; and.

Every natural person (whether or not an employee of OneAscent Capital) who is subject to OneAscent Capital’s supervision and control who (i) has access to nonpublic information regarding a Fund’s investments, (ii) who is involved in making investment recommendations to a Fund, or (iii) who has access to investment recommendations to a Fund that are nonpublic.

All of the above are considered “Access Persons”.

Note that the above definition does not specify or require that an individual be an employee of OneAscent Capital, or even an employee at all of any OneAscent entity in order to be considered an Access Person. Any individual performing services for OneAscent Capital in any capacity could be an Access Person. If you have any doubt as to whether you are currently, or if a change in circumstances could cause you to become an Access Person, please contact the CCO.

The CCO will retain a list of all OneAscent Capital Access Persons.

9.2. Things You Need to Know to Use the Code

Terms in boldface type have special meanings as used in the Code. To understand the Code, you need to read the definitions of these terms. The definitions are at the end of the Code.

The Code has four sections:

Part I:	General Principles and Restrictions

Part II:	Transaction Restrictions

Part III:	Reporting

Part IV:	Definitions

The CCO, in consultation with Senior Management, has the authority to grant written waivers of the provisions of the Code in appropriate instances. However:

The Company expects that waivers will be granted only in rare instances; and

Some provisions of the Code that are prescribed by Securities and Exchange Commission (“SEC”) rules cannot be waived. These provisions include, but are not limited to, the requirements that covered persons file certain reports and obtain preclearance of certain transactions.

The management of OneAscent Capital and the CCO will review the terms and provisions of the Code at least annually and make amendments as necessary. The CCO must provide a copy of the Code, and a copy of any amendment to the Code, to each person covered by the Code.

You must familiarize yourself with the Code and acknowledge your receipt of the Code.

9.3. General Principles and Restrictions

It is generally improper for OneAscent Capital or persons covered by the Code to:

use for their own benefit (or the benefit of anyone other than a Fund) information about OneAscent Capital’s trading or investment recommendations for a Fund; or

take advantage of investment opportunities that would otherwise be available for a Fund.

The Company expects all persons covered by the Code to comply with the spirit of the Code, as well as the specific rules contained in the Code. The Company treats violations of the Code (including violations of the spirit of the Code) very seriously. If you violate either the letter or the spirit of the Code, OneAscent Capital may take disciplinary measures against you, including, without limitation, imposing penalties or fines, reducing your compensation, demoting you, requiring unwinding of any applicable trade, requiring disgorgement of trading gains, suspending or terminating your employment, or any combination of the foregoing.

Improper trading activity can constitute a violation of the Code. But you can also violate the Code by failing to file required reports, or by making inaccurate or misleading reports or statements concerning trading activity or securities accounts. Your conduct can violate the Code even if neither any Fund nor OneAscent Capital is harmed by your conduct.

If you have any doubt or uncertainty about what the Code requires or permits, you should ask the CCO. Please do not guess at the answer.

Any violations of the Code must be reported promptly to the CCO.

All persons covered by the Code must comply with applicable U.S. federal securities laws at all times.

9.4. Transaction Restrictions

Private Placements

Neither you nor any member of your Family/Household may acquire any Beneficial Ownership in any security (not just Covered Securities) in a private placement, except with the specific, advance written approval of the CCO, which the CCO may deny for any reason. Any transaction in a private placement in which the CCO wishes to invest must be pre-cleared by Senior Management. If preclearance is obtained, it is valid until the private placement transaction closes. For the sake of clarity, all managing directors, partners, officers and employees who are members of a general partner of any Fund managed by OneAscent Capital may submit funds related to capital calls from such Fund without specific pre-clearance.

Initial Public Offerings

Neither you nor any member of your Family/Household may acquire any Beneficial Ownership in any security (not just Covered Securities) in an initial public offering, except with the specific, advance written approval of the CCO, which the CCO may deny for any reason. In the event the CCO wishes to participate in an initial public offering, the CCO must seek pre-clearance from Senior Management.

Private Equity Investments

Neither you nor any member of your Family/Household may acquire any interest in a private equity fund (other than a OneAscent sponsored fund) for investment purposes except with the specific, advance written approval of the CCO, which the CCO may deny for any reason. In the event the CCO wishes to participate in a private equity investment, the CCO must seek pre-clearance from John Siverling.

9.5. Reporting

Reporting Requirements

No later than 10 calendar days after you joined OneAscent Capital or otherwise became covered by the Code, you must submit to the CCO a list of the securities accounts related to your household. The CCO will review the list, and determine how your account will be monitored.

Procedures

Statements showing holdings and transactions are submitted at least quarterly to compliance. You may submit these directly, or arrange for your broker-dealer or custodian to automatically copy the reporting delegate below on all of your statements.

Private Placements: not reviewed (but prior clearance is required).

In order to assist OneAscent Capital with the collection and analysis of the aforementioned personal trading records, as well as to ease the burden of providing required personal trading records, OneAscent Capital has engaged ComplySci for the purpose of acting as a collection point for accounts and transactions. It is the responsibility of the Access Person to ensure that all personal securities accounts are linked to ComplySci.

In the alternative, access persons may email info@swayzellc.com for access to a secure portal where statements may be uploaded. Each quarter, the CCO or a delegate receives all Reportable Securities transactions in accounts in which Access Persons have a Beneficial Interest or for which they exercise control. Access Persons must also report any accounts opened during the quarter that hold any Securities (including Securities excluded from the definition of a Reportable Security). All accounts and transactions must be submitted within 30 days of the end of each calendar quarter. Access Persons must also report newly opened accounts within 30 days of the end of each calendar quarter. Exchange-traded funds or ETFs are treated as Reportable Securities and are subject to the quarterly transaction reporting requirements. Additionally, any trades in Reportable Securities that did not occur through a broker-dealer, such as the purchase of a private fund, must be pre-cleared. If you did not have any transactions or account openings to report, this should be reported to the delegate.

9.6. Definitions

Covered Security: A security as defined in Section 2(a)(36) of the 1940 Act, except that it does not include: (i) direct obligations of the Government of the United States; (ii) bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements; and (iii) shares issued by open-end registered investment companies.

Family/Household: a member of such person’s immediate family (spouse, domestic partner, child or parents) who lives in the person’s household (including children who are temporarily living outside of the household for school, military service or other similar situation), and a relative of the person who lives in such person’s household.

Beneficial Ownership or Beneficially Owns: means the same as it does under Section 16 of the Securities Exchange Act of 1934 and Rule 16a-1(a)(2) thereunder. Specifically, a person is the “beneficial owner” of any securities in which he or she has a direct or indirect pecuniary (monetary) interest. Beneficial Ownership includes, but is not limited to securities or accounts held in the name or for the benefit of the following:

●	a member of an Access Person’s immediate family (spouse, domestic partner, child or parents) who lives in an Access Person’s household (including children who are temporarily living outside of the household for school, military service or other similar situation);

●	a relative of the person who lives in an Access Person’s household and over whose purchases, sales, or other trading activities an Access Person directly or indirectly exercises influence;

●	a relative whose financial affairs an Access Person “controls”, whether by contract, arrangement, understanding or by convention (such as a relative he or she traditionally advises with regard to investment choices, invests for or otherwise assists financially);

●	an investment account over which an Access Person has investment control or discretion;

●	a trust or other arrangement that names an Access Person as a beneficiary; and

●	a non-public entity (partnership, corporation or otherwise) of which an Access Person is a director, officer, partner or Covered Person, or in which he owns 10% or more of any class of voting securities, a “controlling” interest as generally defined by securities laws, or over which he exercises effective control.

9.7 Registered Fund Code of Ethics Under Rule 17j-1

OneAscent Capital’s Code of Ethics is intended to be compliant with Rule 17j-1 under the 1940 Act.

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